FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports Fourth Quarter and Full Year 2024 Results

NORTHBROOK, Ill., February 5, 2025 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter of 2024.

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share data and ratios)	2024	2023	% / pts Change	2024	2023	% / pts Change
Consolidated revenues	$16,506	$14,832	11.3%	$64,106	$57,094	12.3%
Net income (loss) applicable to common shareholders	1,899	1,460	30.1%	4,550	(316)	NM
per diluted common share (1)	7.07	5.52	28.1%	16.99	(1.20)	NM
Adjusted net income*	2,062	1,541	33.8%	4,906	251	NM
per diluted common share*	7.67	5.82	31.8%	18.32	0.95	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income (loss) applicable to common shareholders				25.8%	(2.0)%	27.8
Adjusted net income (loss)*				26.8%	1.5%	25.3
Common shares outstanding (in millions)				265.0	262.5	1.0%
Book value per common share				$72.35	$59.39	21.8%

Consolidated premiums written (2)	$15,055	$13,835	8.8%	$60,644	$54,856	10.6%
Property-Liability insurance premiums earned	13,933	12,601	10.6%	53,866	48,427	11.2%
Property-Liability combined ratio
Recorded	86.9	89.5	(2.6)	94.3	104.5	(10.2)
Underlying combined ratio*	83.0	86.9	(3.9)	84.6	91.2	(6.6)
Catastrophe losses	$410	$68	NM	$4,964	$5,636	(11.9)%
Total policies in force (in thousands)				208,345	194,416	7.2%
(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2)Includes premiums written for the Allstate Protection and Protection Services segments and premiums and contract charges for the Health and Benefits segment.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

Fourth Quarter 2024 Results

•Total revenues of $16.5 billion in the fourth quarter of 2024 were $1.7 billion or 11.3% higher than the prior year quarter.

•Net income applicable to common shareholders was $1.9 billion in the fourth quarter of 2024 compared to $1.5 billion in the prior year quarter, as Property-Liability underwriting results improved.

•Adjusted net income* was $2.1 billion, or $7.67 per diluted share, compared to $1.5 billion in the prior year quarter.

Full Year 2024 Results

•Total revenues were $64.1 billion, 12.3% above the prior year.

•Net income applicable to common shareholders was $4.6 billion compared to a loss in 2023.

•Adjusted net income* was $4.9 billion generating an adjusted net income return on equity* of 26.8%.

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“Allstate finished 2024 with another excellent quarter both financially and strategically,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Fourth quarter revenue reached $16.5 billion and net income was $1.9 billion, 11.3% and 30.1% above the prior year quarter, respectively. Operational excellence resulted in solid profitability in auto and homeowners insurance and Protection Services. Adjusted net income* for the full year was $4.9 billion which represents an adjusted net income return on equity* of 26.8%.”

“This performance reflects successful risk and return management. Investment income increased to $3.1 billion in 2024, 24.8% above the prior year due to repositioning into higher yielding fixed income securities, portfolio growth and stronger performance-based results. Homeowners insurance generated $1.3 billion of underwriting income for the year while covering $3.7 billion of customers’ catastrophe losses, reflecting an industry-leading business model. We rapidly supported customers impacted by the January California wildfires and related losses are expected to be about $1.1 billion, pre-tax, net of reinsurance, reflecting a decision to reduce market share beginning in 2007 and a comprehensive reinsurance program.”

“Progress was also made in executing the strategy to grow personal Property-Liability market share, expand Protection Services and sell the Health and Benefits businesses. Allstate has a stronger competitive position, broader distribution and significantly larger customer base since undertaking Transformative Growth five years ago,” continued Wilson. “In the Property-Liability business, the underwriting expense ratio has been reduced, new Affordable, Simple and Connected products brought to market and distribution significantly expanded in the direct and independent agent channels. Total Property-Liability policies in force are expected to grow in 2025 as auto insurance policy renewal rates improve and new business continues to increase. Protection Plans revenues reached nearly $2.0 billion for the year, increasing policies in force by 60% since 2019 to 160 million with adjusted net income of $157 million. The decision to maximize shareholder value by combining the Health and Benefits businesses with companies that have greater strategic alignment also was successful with two of the three businesses now under contract to be sold for $3.25 billion,” concluded Wilson.

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•Property-Liability earned premiums of $13.9 billion increased 10.6% in the fourth quarter of 2024 compared to the prior year quarter, primarily driven by higher average premiums. Underwriting income of $1.83 billion improved compared to $1.33 billion in the prior year quarter.

Property-Liability Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2024	2023	% / pts Change	2024	2023	% / pts Change
Premiums earned	$13,933	$12,601	10.6%	$53,866	$48,427	11.2%
Premiums written	13,757	12,640	8.8%	55,926	50,347	11.1%
Policies in force (in thousands)				37,530	37,768	(0.6)%
Underwriting income (loss)	1,832	1,325	38.3%	3,080	(2,184)	NM
Recorded combined ratio	86.9	89.5	(2.6)	94.3	104.5	(10.2)
Underlying combined ratio*	83.0	86.9	(3.9)	84.6	91.2	(6.6)
◦Premiums written increased 8.8% compared to the prior year quarter driven by rate increases, partially offset by a decrease in policies in force of 0.6%.

◦Property-Liability combined ratio was 86.9 for the quarter which was 2.6 points better than the prior year primarily due to higher average earned premiums and improved loss experience more than offsetting increased advertising investment and higher catastrophe losses.

◦Allstate Protection auto insurance results reflect successful execution of the comprehensive plan to restore margins.

Allstate Protection Auto Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2024	2023	% / pts Change	2024	2023	% / pts Change
Premiums earned	$9,348	$8,566	9.1%	$36,475	$32,940	10.7%
Premiums written	9,116	8,570	6.4	37,296	33,958	9.8
Underwriting income (loss)	603	93	NM	1,810	(1,109)	NM
Policies in force (in thousands)				24,936	25,283	(1.4)
Recorded combined ratio	93.5	98.9	(5.4)	95.0	103.4	(8.4)
Underlying combined ratio*	93.0	96.4	(3.4)	93.4	99.9	(6.5)

◦Earned premiums grew 9.1% compared to the prior year quarter. The increase was driven by rate increases, partially offset by a decline in policies in force of 1.4%. Policies in force grew compared to prior year in 31 states, representing approximately 60% of total auto written premiums.

◦Auto rate increases result in an annualized premium impact of 0.9% in the quarter and 7.5% in 2024.

◦The recorded auto insurance combined ratio of 93.5 in the fourth quarter of 2024 was 5.4 points below the prior year quarter, reflecting higher average earned premiums, improved underlying loss experience and favorable prior year reserve reestimates. The severity estimated for claims reported in the first three quarters of the year moderated in the fourth quarter which had a favorable impact on quarterly results. Excluding this impact, the fourth quarter combined ratio would have been 95.0.

◦Prior year non-catastrophe reserve reestimates were favorable $35 million in the fourth quarter, reflecting favorable reserve development, primarily driven by physical damage coverages.

◦Allstate Protection homeowners insurance generates attractive returns and is growing policies in force.

Allstate Protection Homeowners Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2024	2023	% / pts Change	2024	2023	% / pts Change
Premiums earned	$3,548	$3,077	15.3%	$13,360	$11,739	13.8%
Premiums written	3,624	3,144	15.3	14,416	12,584	14.6
Underwriting income (loss)	1,070	1,169	(8.5)	1,319	(803)	NM
Policies in force (in thousands)				7,511	7,338	2.4
Recorded combined ratio	69.8	62.0	7.8	90.1	106.8	(16.7)
Catastrophe Losses	$315	$21	NM	$3,717	$4,537	(18.1)%
Underlying combined ratio*	59.5	61.3	(1.8)	62.5	67.3	(4.8)

◦Earned premiums increased by 15.3% compared to the prior year quarter, primarily reflecting higher average premium and policies in force growth of 2.4%.

◦A 12.8% increase in homeowners insurance average gross written premium compared to the prior year quarter was due to approved rate increases and inflation in insured home replacement costs.

◦Catastrophe losses of $315 million in the quarter increased $294 million compared to the prior year quarter mostly attributed to Hurricane Milton and reestimates for Hurricane Helene.

◦The recorded homeowners insurance combined ratio of 69.8 was 7.8 points above the fourth quarter of 2023 reflecting increased catastrophe losses partially offset by favorable underlying loss performance. The underlying combined ratio* of 59.5 decreased by 1.8 points compared to the prior year quarter reflecting higher average earned premiums exceeding average underlying loss costs mainly driven by lower frequency.

◦The recorded combined ratio for full year 2024 was 90.1 which generated $1.3 billion of underwriting income compared to an underwriting loss of $803 million in 2023.

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•Protection Services provides protection solutions and services through five businesses largely by embedding Allstate branded offerings in non-insurance purchases. Revenues increased to $889 million in the fourth quarter of 2024, 23.6% higher than the prior year quarter, primarily due to Allstate Protection Plans and Arity. Adjusted net income of $50 million increased by $46 million compared to the prior year quarter.

Protection Services Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2024	2023	% / $ Change	2024	2023	% / $ Change
Total revenues (1)	$889	$719	23.6%	$3,237	$2,773	16.7%
Allstate Protection Plans	528	439	20.3	1,987	1,639	21.2
Allstate Dealer Services	147	146	0.7	587	588	(0.2)
Allstate Roadside	54	66	(18.2)	224	265	(15.5)
Arity	121	32	NM	286	133	115.0
Allstate Identity Protection	39	36	8.3	153	148	3.4
Adjusted net income (loss)	$50	$4	$46	$217	$106	$111
Allstate Protection Plans	37	38	(1)	157	117	40
Allstate Dealer Services	4	(33)	37	21	(15)	36
Allstate Roadside	10	7	3	39	24	15
Arity	(3)	(5)	2	(8)	(18)	10
Allstate Identity Protection	2	(3)	5	8	(2)	10
(1)Excludes net gains and losses on investments and derivatives.

◦Allstate Protection Plans continued to grow by expanding distribution relationships and protection offerings. Revenue of $528 million increased $89 million, or 20.3%, compared to the prior year quarter driven by growth in North American and international business. Adjusted net income of $37 million in the fourth quarter of 2024 was $1 million lower than the prior year quarter.

◦Allstate Dealer Services generated revenue of $147 million and adjusted net income of $4 million which was $37 million higher than the prior year quarter due to a state tax change in the prior year.

◦Allstate Roadside revenue of $54 million in the fourth quarter of 2024 decreased 18.2% compared to the prior year quarter reflecting the exit from a large unprofitable customer relationship. Adjusted net income of $10 million was $3 million higher than the prior year quarter, primarily driven by improved severities and lower costs.

◦Arity revenue of $121 million increased $89 million compared to the prior year quarter, due to higher revenue from lead sales. Adjusted net loss of $3 million in the fourth quarter of 2024 improved compared to a $5 million loss in the prior year quarter.

◦Allstate Identity Protection revenue of $39 million in the fourth quarter of 2024 increased 8.3% compared to the prior year quarter. Adjusted net income of $2 million in the fourth quarter of 2024 was $5 million higher than prior year quarter driven by higher revenue.
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•Allstate Health and Benefits
◦The strategy to sell the three businesses to companies that have greater strategic alignment reached another milestone with an agreement to sell Group Health to Nationwide for $1.25 billion. The expected combined proceeds of $3.25 billion from the sale of Employer Voluntary Benefits and Group Health will generate a financial book gain of approximately $1.0 billion in 2025. Assets and liabilities for the Employer Voluntary Benefits business have been classified as held for sale at December 31, 2024. Beginning in the first quarter of 2025, the assets and liabilities of the Group Health business will also be classified as held for sale. The financial operating results of both businesses will continue to be reported as a part of net income until sold.

◦Premiums and contract charges for health and benefits increased 3.2%, or $15 million, compared to the prior year quarter primarily due to growth in individual health and group health, partially offset by a decline in employer voluntary benefits.

◦Adjusted net income of $35 million in the fourth quarter was $25 million lower than prior year quarter attributable to increased benefit utilization across all businesses.

Allstate Health and Benefits Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2024	2023	% Change	2024	2023	% Change
Premiums and contract charges	$482	$467	3.2%	$1,921	$1,846	4.1%
Employer voluntary benefits	243	248	(2.0)	985	1,001	(1.6)
Group health	123	112	9.8	481	440	9.3
Individual health	116	107	8.4	455	405	12.3
Adjusted net income	$35	$60	(41.7)	$186	$242	(23.1)%
Employer voluntary benefits	21	24	(12.5)	85	100	(15.0)
Group health	2	16	(87.5)	71	95	(25.3)
Individual health	12	20	(40.0)	30	47	(36.2)

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•Allstate Investments uses a proactive approach to balancing risk and returns for the $72.6 billion portfolio. This includes optimizing risk adjusted returns on capital. Net investment income of $833 million in the fourth quarter of 2024, increased by $229 million from the prior year quarter due to repositioning into higher yielding fixed income securities, portfolio growth and stronger performance-based results.

Allstate Investment Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2024	2023	$ / pts Change	2024	2023	$ / pts Change
Net investment income	$833	$604	$229	$3,092	$2,478	$614
Market-based (1)	727	604	123	2,728	2,214	514
Performance-based (1)	167	60	107	618	499	119
Net gains (losses) on investments and derivatives	$(201)	$(77)	$(124)	$(225)	$(300)	$75
Change in unrealized net capital gains and losses, pre-tax (2)	$(1,444)	$2,421	$(3,865)	$(192)	$2,096	$(2,288)
Total return on investment portfolio (2)	(1.1)%	4.6%	(5.7)	3.8%	6.7%	(2.9)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2)Includes investments held for sale.

◦Market-based investment income was $727 million in the fourth quarter of 2024, an increase of $123 million, or 20.4%, compared to the prior year quarter, reflecting increased asset balances and higher yields in the $62.2 billion market-based portfolio. Fixed income duration ended 2024 at 5.3 years, 0.5 years above prior year end. Public equity holdings were increased by $2.4 billion to $3.3 billion in the fourth quarter.

◦Performance-based investment income totaled $167 million in the fourth quarter of 2024, an increase of $107 million compared to the prior year quarter reflecting higher private equity and real estate investment results. The portfolio allocation to performance-based assets provides a diversifying source of higher long-term returns, and volatility in reported results is expected.

◦Net losses on investments and derivatives were $201 million in the fourth quarter of 2024, compared to losses of $77 million in the prior year quarter. Net losses in the fourth quarter of 2024 were driven by valuation declines on equity investments and losses on the sales of fixed income securities.

◦Unrealized net capital losses totaled $1.0 billion (pre-tax) as of year-end 2024 compared to net capital gains of $461 million from the third quarter of 2024 as higher interest rates resulted in lower fixed income valuations.

◦Total return on the investment portfolio was (1.1)% for the fourth quarter and 3.8% for full year 2024.

Proactive Capital Management

“Allstate’s attractive financial returns and successful strategy execution position us to increase shareholder value through higher growth.” said Jess Merten, Chief Financial Officer. “Adjusted net income return on equity* was 26.8% for 2024 and generated capital to support revenue growth, pay $1.1 billion of common shareholder and preferred dividends and increase total available capital to $21.9 billion. The decision to sell the Employer Voluntary Benefits and Group Health business to two buyers for a combined price of $3.25 billion maximizes shareholder value. While return on equity will be slightly lower, the capital can support additional growth. The Individual Health business, with adjusted net income of $30 million in 2024, has attractive growth prospects and will either be retained or divested. Allstate remains committed to managing capital and enterprise risk and return to benefit shareholders,” concluded Merten.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, February 6. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2024	December 31, 2023
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $53,616 and $49,649)	$52,747	$48,865
Equity securities, at fair value (cost $4,329 and $2,244)	4,463	2,411
Mortgage loans, net	784	822
Limited partnership interests	9,255	8,380
Short-term, at fair value (amortized cost $4,539 and $5,145)	4,537	5,144
Other investments, net	824	1,055
Total investments	72,610	66,677
Cash	704	722
Premium installment receivables, net	10,614	10,044
Deferred policy acquisition costs	5,773	5,940
Reinsurance and indemnification recoverables, net	8,924	8,809
Accrued investment income	615	539
Deferred income taxes	231	219
Property and equipment, net	669	859
Goodwill	3,245	3,502
Other assets, net	5,140	6,051
Assets held for sale	3,092	—
Total assets	$111,617	$103,362
Liabilities
Reserve for property and casualty insurance claims and claims expense	$41,917	$39,858
Reserve for future policy benefits	269	1,347
Contractholder funds	—	888
Unearned premiums	26,909	24,709
Claim payments outstanding	1,567	1,353
Other liabilities and accrued expenses	9,390	9,635
Debt	8,085	7,942
Liabilities held for sale	2,113	—
Total liabilities	90,250	85,732
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 265 million and 262 million shares outstanding	9	9
Additional capital paid-in	4,029	3,854
Retained income	53,288	49,716
Treasury stock, at cost (635 million and 638 million shares)	(36,996)	(37,110)
Accumulated other comprehensive income (loss):
Unrealized net capital gains and losses	(771)	(604)
Unrealized foreign currency translation adjustments	(145)	(98)
Unamortized pension and other postretirement prior service credit	11	13
Discount rate for reserve for future policy benefits	16	(11)
Total accumulated other comprehensive loss	(889)	(700)
Total Allstate shareholders’ equity	21,442	17,770
Noncontrolling interest	(75)	(140)
Total equity	21,367	17,630
Total liabilities and equity	$111,617	$103,362

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023

Revenues
Property and casualty insurance premiums	$14,591	$13,188	$56,388	$50,670
Accident and health insurance premiums and contract charges	482	467	1,921	1,846
Other revenue	801	650	2,930	2,400
Net investment income	833	604	3,092	2,478
Net gains (losses) on investments and derivatives	(201)	(77)	(225)	(300)
Total revenues	16,506	14,832	64,106	57,094

Costs and expenses
Property and casualty insurance claims and claims expense	9,024	8,780	39,735	41,070
Accident, health and other policy benefits (including remeasurement (gains) losses of $0, $0, $1 and $0)	337	286	1,241	1,071
Amortization of deferred policy acquisition costs	2,062	1,904	8,039	7,278
Operating costs and expenses	2,505	1,864	8,626	7,137
Pension and other postretirement remeasurement (gains) losses	(52)	(47)	(37)	9
Restructuring and related charges	10	28	61	169
Amortization of purchased intangibles	70	83	280	329
Interest expense	101	107	400	379
Total costs and expenses	14,057	13,005	58,345	57,442

Income (loss) from operations before income tax expense	2,449	1,827	5,761	(348)

Income tax expense (benefit)	559	340	1,162	(135)

Net income (loss)	1,890	1,487	4,599	(213)

Less: Net loss attributable to noncontrolling interest	(38)	(2)	(68)	(25)

Net income (loss) attributable to Allstate	1,928	1,489	4,667	(188)

Less: Preferred stock dividends	29	29	117	128

Net income (loss) applicable to common shareholders	$1,899	$1,460	$4,550	$(316)

Earnings per common share:
Net income (loss) applicable to common shareholders per common share - Basic	$7.16	$5.57	$17.22	$(1.20)
Weighted average common shares - Basic	265.1	262.2	264.3	262.5
Net income (loss) applicable to common shareholders per common share - Diluted	$7.07	$5.52	$16.99	$(1.20)
Weighted average common shares - Diluted	268.7	264.7	267.8	262.5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income (loss) is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended December 31,
	2024	2023	2024	2023
	Consolidated		Per diluted common share
Net income (loss) applicable to common shareholders	$1,899	$1,460	$7.07	$5.52
Net (gains) losses on investments and derivatives	201	77	0.75	0.29
Pension and other postretirement remeasurement (gains) losses	(52)	(47)	(0.20)	(0.18)
Amortization of purchased intangibles	70	83	0.26	0.31
(Gain) loss on disposition	(10)	(8)	(0.04)	(0.03)
Non-recurring costs	—	—	—	—
Income tax expense (benefit)	(46)	(24)	(0.17)	(0.09)
Adjusted net income (loss) *	$2,062	$1,541	$7.67	$5.82

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			—	—

	Twelve months ended December 31,
	2024	2023	2024	2023
	Consolidated		Per diluted common share
Net income (loss) applicable to common shareholders (1)	$4,550	$(316)	$16.99	$(1.20)
Net (gains) losses on investments and derivatives	225	300	0.84	1.13
Pension and other postretirement remeasurement (gains) losses	(37)	9	(0.14)	0.04
Amortization of purchased intangibles	280	329	1.05	1.24
(Gain) loss on disposition	(16)	(4)	(0.06)	(0.01)
Non-recurring costs (2)	—	90	—	0.34
Income tax expense (benefit)	(96)	(157)	(0.36)	(0.59)
Adjusted net income (loss) *	$4,906	$251	$18.32	$0.95

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			—	2.2
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(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2) Relates to settlement costs for non-recurring litigation that is outside of the ordinary course of business.

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2024	2023
Return on Allstate common shareholders’ equity
Numerator:
Net income (loss) applicable to common shareholders	$4,550	$(316)
Denominator:
Beginning Allstate common shareholders’ equity	$15,769	$15,518
Ending Allstate common shareholders’ equity (1)	19,441	15,769
Average Allstate common shareholders’ equity	$17,605	$15,644
Return on Allstate common shareholders’ equity	25.8%	(2.0)%

($ in millions)	For the twelve months ended December 31,
	2024	2023
Adjusted net income (loss) return on Allstate common shareholders’ equity
Numerator:
Adjusted net income (loss) *	$4,906	$251

Denominator:
Beginning Allstate common shareholders’ equity	$15,769	$15,518
Less: Unrealized net capital gains and losses	(604)	(2,255)
Adjusted beginning Allstate common shareholders’ equity	16,373	17,773

Ending Allstate common shareholders’ equity (1)	19,441	15,769
Less: Unrealized net capital gains and losses	(771)	(604)
Adjusted ending Allstate common shareholders’ equity	20,212	16,373
Average adjusted Allstate common shareholders’ equity	$18,293	$17,073
Adjusted net income (loss) return on Allstate common shareholders’ equity *	26.8%	1.5%
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(1) Excludes equity related to preferred stock of $2,001 million as of both December 31, 2024 and 2023.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Combined ratio	86.9	89.5	94.3	104.5
Effect of catastrophe losses	(2.9)	(0.5)	(9.2)	(11.6)
Effect of prior year non-catastrophe reserve reestimates	(0.6)	(1.6)	(0.2)	(1.2)
Effect of amortization of purchased intangibles	(0.4)	(0.5)	(0.3)	(0.5)
Underlying combined ratio*	83.0	86.9	84.6	91.2

Effect of prior year catastrophe reserve reestimates	(0.4)	(0.2)	(0.7)	—

Allstate Protection - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Combined ratio	93.5	98.9	95.0	103.4
Effect of catastrophe losses	(0.6)	(0.3)	(2.2)	(2.1)
Effect of prior year non-catastrophe reserve reestimates	0.4	(1.7)	0.9	(0.9)
Effect of amortization of purchased intangibles	(0.3)	(0.5)	(0.3)	(0.5)
Underlying combined ratio*	93.0	96.4	93.4	99.9

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.1)	(0.2)

Allstate Protection - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Combined ratio	69.8	62.0	90.1	106.8
Effect of catastrophe losses	(8.9)	(0.7)	(27.8)	(38.6)
Effect of prior year non-catastrophe reserve reestimates	(1.1)	0.3	0.5	(0.5)
Effect of amortization of purchased intangibles	(0.3)	(0.3)	(0.3)	(0.4)
Underlying combined ratio*	59.5	61.3	62.5	67.3

Effect of prior year catastrophe reserve reestimates	(1.2)	(0.8)	(2.4)	0.3

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